Exhibit 99.1

Old Second Bancorp, Inc.

For Immediate Release

(Nasdaq: OSBC)		January 23, 2009
Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Fourth Quarter Earnings

AURORA, Illinois – Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced fourth quarter 2008 earnings of $0.12 per diluted share, on net income of $1.7 million.  Diluted earnings per share were down from the fourth quarter of 2007, in which the Company earned $0.52 per diluted share on net income of $6.4 million.  Earnings for the year also decreased to $1.37 per diluted share, on $18.7 million in net income, compared with $1.89 per diluted share in 2007, on net income of $24.0 million.  Generally, for both the quarter and year to date periods, balance sheet growth, including increases in net interest margin and increases in noninterest income, were more than offset by increases in the provision for loan losses combined with increases in other expenses.  The Company recorded an $18.9 million provision for loan losses in 2008, which included an addition of $9.8 million in the fourth quarter.  Net charge-offs were $8.9 million during 2008, including $4.1 million in the fourth quarter.  The provision for loan losses was $1.2 million in 2007, none of which was recorded in the fourth quarter.  Net charge-offs were $546,000 in 2007 including $469,000 in the fourth quarter.  The Company has a history of strong underwriting and never incurred any material direct exposure to the sub-prime loan sector or pooled investment securities backed by such loans.  While the Company avoided direct participation in such sectors, the general economy experienced a downturn in 2008 and the related economic and pricing uncertainties combined to make the environment more difficult for some borrowers to perform on their loans.  William Skoglund, the Company’s chairman and CEO stated, “The general financial system has experienced an unprecedented disruption in operation, but management remains confident that we will continue as a profitable company that will withstand the economic challenges that have developed.”

On January 16, 2009, the Company announced the United States Department of the Treasury had completed its investment of $73 million in Series B fixed rate cumulative perpetual preferred stock and warrants to purchase common stock of the Company as part of Treasury’s TARP Capital Purchase Program (“CPP”).  The Treasury implemented CPP to encourage financial institutions to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.  Chairman Skoglund added, “Old Second is pleased to be a participant in this program knowing it was designed to provide additional capital to healthy, well managed financial institutions.  The supplementary capital added additional strength to our already well capitalized balance sheet and will further enhance management’s ability to support economic growth in our community and continue to serve our customers’ financial needs.”

Earnings in 2008 include the contribution of HeritageBanc, Inc. (“Heritage”) since its acquisition on February 8, 2008.  The transaction charges related to Heritage, net of taxes calculated at a 35% statutory rate, totaled $573,000, or $.04 per diluted share for the year ending 2008.  Core net income, which is calculated by excluding these transaction costs from total net income, was $19.3 million, which equates to core diluted earnings per share of $1.41.  Management believes that the exclusion of the aforementioned charges more accurately reflects income from continuing operations.  References to core net income, core-diluted earnings per share, and ratios identified as “core” in the Key Ratios section and the efficiency ratio reconcilement section of this earnings release are all non-GAAP measurements.

Net interest income increased from $68.6 million for the year ended 2007 to $89.5 million for the year ended 2008.  Average earning assets grew $337.0 million, or 14.3%, from December 31, 2007 to December 31, 2008.  This increase resulted from both an increase in assets as well as a general decrease in interest rates in 2008.  The Company acquired $329.0 million in earning assets through the acquisition, which included $283.6 million in loans and $45.0 million in investments.  Average interest bearing liabilities increased

$299.9 million, or 14.3%, from December 31, 2007 and such increase was largely influenced by the Heritage transaction.  Additionally, the Company’s borrowings increased $43.0 million as a result of financing the cash portion of the consideration paid to Heritage shareholders for the acquisition.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, increased from 3.05% in the year ended December 31, 2007 to 3.45% in the year ended December 31, 2008.  In the same period, the average tax-equivalent yield on earning assets decreased from 6.67% in 2007 to 5.91%, or 76 basis points, in 2008.  At the same time, however, the cost of funds on interest bearing liabilities decreased 131 basis points from 4.16% to 2.85%.

Net interest income increased from $17.8 million in the fourth quarter of 2007 to $23.4 million in the fourth quarter of 2008.  During the same period, the net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, increased from 3.02% in 2007 to 3.56% in 2008.  When comparing the fourth quarter 2008 to the same period in 2007, net interest income was enhanced by growth in average earning assets of $268.3 million, or 11.0%, which included the Heritage transaction.  The average tax-equivalent yield on earning assets decreased from 6.60% in the fourth quarter of 2007 to 5.58% in the fourth quarter of 2008, or 102 basis points.  The cost of interest-bearing liabilities decreased more substantially, however from 4.09% to 2.34%, or 175 basis points, in the same period.  The general decrease in interest rates lowered interest expense to a greater degree than it reduced interest income, and thereby improved the net interest margin.

In the year ended 2008, the Company recorded an $18.9 million provision for loan losses, which included an addition of $9.8 million in the fourth quarter.  Approximately $9.0 million of the December 31, 2008 problem loan total was acquired through the Heritage Bank acquisition and these loans have a total specific allocation estimate of $921,000 at December 31, 2008.  In 2007, the provision for loan losses was $1.2 million, none of which was added in the fourth quarter.  Nonperforming loans increased to $91.9 million at December 31, 2008 from $6.0 million at December 31, 2007, and $65.7 million at September 30, 2008.  Charge-offs, net of recoveries, totaled $8.9 million and $546,000 in the years ended 2008 and 2007, respectively.  Net charge-offs totaled $4.1 million in the fourth quarter of 2008 and $469,000 in the fourth quarter of 2007.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  Management believed that the $3.0 million allowance for loan losses assumed in the Heritage transaction in the first quarter was adequate to address the risks specific to the loan portfolio purchased.

Nonperforming loans increased $85.9 million, from $6.0 million at December 31, 2007, to $91.9 million at December 31, 2008.  Nonperforming loans also increased $26.2 million on a linked quarter basis from $65.7 million at September 30, 2008.  This increase occurred despite a fourth quarter conversion of $14.3 million to other real estate, which included $12.6 million from a single relationship.  The remaining nonperforming loans at December 31, 2008 were concentrated in a handful of credit relationships.  Five relationships make up 55.0% of the total, and ten relationships make up 68.0% of the total nonperforming loans.  Management reviewed the status of each of these relationships and made a loss allocation for each association based upon the estimated loss potential.  The following narrative provides detail relative to each of the largest five nonperforming relationships.

•

The first nonperforming relationship is a residential investor in multi-family and 1-4 unit properties with a total exposure outstanding of $15.8 million, and an allocation for loss of $1.6 million. The various credits comprising this relationship are secured by two apartment buildings, and an assortment of approximately seventy one-to-four family investment properties, and two small commercial buildings. These credits were underwritten at 75-80% of value at inception and management believes that the cash flows on these properties are sufficient to support the current exposure.

•	The second nonperforming commercial and residential land developer relationship has a total exposure outstanding of $14.6 million. This relationship consists of a $4.7 million loan on a retail building that is partially leased, a $5.7 million loan on retail-zoned land within the same project as the retail building, and a $4.2 million on a retail-zoned parcel in a separate project. Additionally, on the land financed by the $5.7 million loan, a retail building was constructed by the owner and was financed by his general contractor. Mechanic’s lien claims have been filed against that property. For the retail building, contractor financed building, and retail zoned lots in the first project, the Company is negotiating with the borrower and the general contractor to obtain deed to the property. The outcome of these negotiations is not certain, but the Company believes this portion of the debt will be resolved through a negotiated plan. The remaining retail-zoned parcel is under a pending sale contract awaiting completion of due diligence and management believes such proceeds would be more than sufficient to satisfy the $4.2 million debt. Since culmination of that sale is not certain, the Company is also negotiating a possible deed-in-lieu-of-foreclosure arrangement on this property. In addition to placing the loans on nonaccrual status, management has estimated a loss allocation amount of $1.4 million based upon a review of the appraisals and the current legal status of these properties.

•

The third largest nonperforming relationship is to a residential builder and developer with a total exposure of $7.5 million. This credit is on nonaccrual and has a specific allocation of $500,000. The relationship is comprised of debts that are secured by residential-zoned farmland, and a combination of completed residential lots and phased land slated for development in two other projects. One of these projects started approximately three years ago and experienced good sales until late 2007. Recent sales have been slow and management’s review of values obtained in recent appraisals indicated that the likely liquidation value required the specific allocation amount cited above. A second project opened in 2007 and sales activity has been stagnant. The borrower is working with the Company to provide additional collateral in exchange for extension/forbearance terms while the various properties continue to be marketed for sale. Management continues to pursue a variety of workout remedies with the borrower.

•

The fourth largest nonperforming loan relationship is to a residential developer with a total exposure of $6.3 million. This loan is on nonaccrual and the amount outstanding is net of a $2.8 million charge-off that was taken in September 2008, and an additional $700,000 charge-off recorded in December 2008. A parcel of residential-zoned farmland secures this loan. The developer has ceased supporting the credit relationship and is presently negotiating with the Company to provide a deed-in-lieu-of-foreclosure. It is anticipated that the Company will acquire title to the property in the first or second quarter of 2009. The amount charged-off in the third quarter reduced the exposure to approximately 65% of original land-only costs as supported by a current appraisal. In the fourth quarter review, management estimated that the value of this property had further weakened and reduced the exposure by an additional 10%.

•

The fifth largest non-performing loan relationship is to a commercial and residential developer with total exposure of $5.1 million. This loan is on nonaccrual and matured late in the fourth quarter. The credit is secured by farmland zoned for commercial and residential development. The Company has been attempting to work with the borrower to obtain additional support for the credit. This developer has several projects in-progress with other lenders and the capacity to provide additional support is not certain. A recently obtained appraisal indicated that our credit was approximately 60% of the value of the collateral. Management believes that value is somewhat dependent upon assembling this parcel with nearby parcels that the Company did not finance, however and, as a result, has estimated that a $400,000 specific allocation is an appropriate valuation adjustment for this loan.

The next five largest nonperforming credits range in size from $3.6 million to $1.6 million and are comprised of one credit on income-producing residential real estate, two credits on income-producing commercial real estate, and two credits to small builders and developers.  All of the properties are located in the greater Chicago-land area.  All of these credits are on nonaccrual, and the total specific allocation is approximately

$537,000, with $302,000 of that amount allocated to the builder/developer credits with the remainder allocated to the income-producing residential credit.  In December, approximately $200,000 and $396,000 were charged-off for the residential real estate and commercial real estate credits.  These amounts were based upon the receipt of updated appraisals and/or management evaluations of the properties, and are believed to be adequate to cover the probable loss amounts inherent in these loans.

The remaining nonperforming loans consist of various small builder/developer, commercial real estate, small commercial and industrial credits, and residential mortgages in foreclosure.  A total of $3.4 million of specific allocation has been recorded as the probable loss amount inherent in these credits.

A linked quarter comparison of loans that were classified as performing, but past due thirty to eighty-nine days and still accruing interest, shows that this category increased from $23.1 million at September 30, 2008, to $35.6 million at December 31, 2008.  Of the December past due amount, $8.4 million, or 23.5%, was to various past due commercial land development and construction credits, $10.9 million, or 30.6%, were secured by one-to-four family real estate credits and $12.6 million, or 35.4%, were secured by nonfarm nonresidential properties.  The volume of loans in the past due thirty to eight-nine days and still accruing category varied and ranged from a quarterly high of $26.7 million at June 30, 2007 and closed at $8.8 million as of December 31, 2007.

The Company’s market areas have not experienced some of the more dramatic downturns in housing prices as reported in other areas of the country, but price declines have occurred throughout the Chicago area.  As of the December 31, 2008 loan portfolio total, the Company had 16.5% invested in real estate construction and development loans and 40.9% invested in commercial real estate, but the Company has generally limited its lending activity to locally known markets and construction lending is typically based upon cost versus appraisal values.  Additionally, the Company does not have any material direct exposure to sub prime loan products as it has focused its real estate lending activities to nearby markets versus purchased or out of territory loans, as well as on traditional loan products to residential borrowers.  Chairman Skoglund added, “Management has always focused upon strong underwriting and credit administration and while profitability from lending activities has declined under the current economic circumstances, our strongly capitalized balance sheet and experienced management team have allowed us to continue to extend credit to our clients and generate positive returns overall.  We are comfortable with the allowance at existing levels and remain optimistic that our vigilant credit practices will help to mitigate the economic impact that has affected our market areas and our loan portfolio.”

The ratio of the allowance for loan losses to nonperforming loans was 32.5% as of December 31, 2008 as compared to 282.0% at December 31, 2007.  While this ratio decreased at year-end 2008, management believed the allowance coverage was sufficient due to the estimated loss potential.  Management determines the amount to provide in the allowance for loan losses based upon a number of factors, including loan growth, the quality and composition of the loan portfolio, and loan loss experience.  The latter item is also weighted more heavily upon recent experience.  With the continued increase in the amount of nonperforming loans in 2008, and the prolonged deceleration in real estate building and development activity as compared to prior years, management increased the factors for residential, development and commercial real estate loans.  As the slowdown in the development and construction sector was observed, combined with the Company’s concentration in these types of loans, management concluded that it represented increased risk that warranted higher provisioning.  These environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the allowance for loan losses increased to 1.31% at December 31, 2008, as compared to 0.89% at December 31, 2007.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other real estate owned (“OREO”) totaled $15.2 million at December 31, 2008.  Of this amount, $12.6 million is attributable to one project that was acquired in December in satisfaction of the outstanding debt.

That project is comprised of residential townhomes, residential townhome lots, lots zoned for condominiums, and lots zoned for retail.  Management based the estimated value of these asset upon recent appraisals as well as the actual sales data for the townhome portion.  The remaining OREO consists of $1.3 million in residential lots located in four different communities, $360,000 in a single commercial building, and $947,000 in five single-family residences.

Noninterest income increased $365,000, or 4.5%, to $8.5 million during the fourth quarter of 2008 as compared to $8.1 million during the same period in 2007.  Service charge income increased $253,000, or 11.8%, in the fourth quarter of 2008, and $758,000, or 8.9%, for the year.  For the fourth quarter comparison, the primary sources of the increases were from commercial checking overdraft fees and the commercial checking service charge account categories.  For the year, commercial overdraft and account service charges had the largest increases.  The latter item increased in large part from the reduced commercial earnings credits that resulted from a lower interest rate environment.  Despite market turbulence, fourth quarter 2008 mortgage banking income, including net gain on sales of mortgage loans, secondary market fees, and servicing income, totaled $1.6 million, an  increase of $202,000, or 14.9%, from the fourth quarter of 2007.  The Company reengineered its secondary mortgage lending operations and system tools in the first half of 2007 including its approach to pricing, compensation and geographic distribution of lenders.  This effort in addition to an increase in cross sell opportunities from other business units in 2008 increased mortgage-banking income by $1.7 million, or 30.4%, from $5.6 million in 2007 to $7.3 million in the same period of 2008.

Realized gains on securities totaled $519,000 in the fourth quarter of 2008, which brought the net realized gains total to $1.9 million for the year.  In the fourth quarter of 2007, there was $181,000 in realized gains from sold securities, which brought the net realized gains total to $674,000 for that year.  The cash surrender value of bank owned life insurance (“BOLI”) decreased in the fourth quarter of 2008 and this category was $490,000, or 116.4%, lower than the same period in 2007.  This performance decline was due in part to the continued decrease in interest rates available as well as losses recorded on the underlying insurance investments in both the quarter and year.  In 2008, BOLI income decreased $1.4 million, or 69.5%, from 2007 levels.  Interchange income from debit card usage continued to increase in both the fourth quarter and year as customers continued to respond favorably to rewards programs and generally showed a preference for this payment method.  Other noninterest income increased $650,000, or 57.2%, in the fourth quarter of 2008 and was up $1.4 million, or 32.5%, for the year.  Some of the larger sources of increase in the other income category for both periods were credit card processing fees, automatic teller machine surcharge and interchange fees, and fees collected from interest rate swap transactions.  In addition to the preceding category increases, letter of credit fees also increased substantially for the year 2008, but were down slightly on a quarterly comparative basis.

Noninterest expense was $20.4 million during the fourth quarter of 2008, an increase of $3.5 million, or 20.5%, from $16.9 million in the fourth quarter of 2007.  Noninterest expense was $80.3 million for the year 2008, an increase of $13.9 million, or 20.8%, from $66.5 million in 2007.  Approximately $881,000 of the aggregate noninterest expense increase was related to one-time merger costs and $492,000 of that amount was related to personnel costs.  Salaries and benefits expense was $10.7 million during the fourth quarter of 2008, an increase of $1.2 million, or 12.4%, from $9.5 million in the fourth quarter of 2007.  Salaries and benefits expense was $44.5 million during the twelve months ended December 31, 2008, an increase of $6.4 million, or 16.8%, from $38.1 million from the same period in the 2007.  The increase in personnel expenses related to normal annual increases in compensation rates and increased staffing levels that included the addition of 57 full time equivalent employees from Heritage.  The full time equivalent count rose from 541 in the fourth quarter of 2007 to 615 in the fourth quarter of 2008.  The 2008 expense for the discretionary profit sharing, stock compensation and management bonus plans also increased in part due to the employee addition from Heritage.  The commission expense related to mortgage loan sales activity also increased with the increased income from that line of business.

Occupancy expense increased by $71,000, or 4.9%, from the fourth quarter of 2007 to the fourth quarter of 2008.  Occupancy expense increased $623,000 in the year 2008, or 11.6%, from 2007.  On a comparative basis, facility expense in 2008 incorporated a full year of expense for one new retail branch that opened in May 2007, the relocation of a leasehold facility to an owned location in the third quarter of 2008, as well as the addition of five Heritage retail locations. An additional $55,000 was due to a one-time settlement charge to close a leased mortgage origination office that was vacated in the first quarter of 2008.  The largest category increases in occupancy expense for both the quarter and year to date periods, however, were for real estate taxes and maintenance expenses.

On a quarterly comparative basis, furniture and equipment expense increased $74,000, or 4.4%, in the fourth quarter 2008.  In the year 2008, furniture and equipment expense increased $435,000, or 6.8%, from 2007.  $294,000 of this increase was attributable to one-time conversion costs, with the remainder attributable to systems enhancements, including expanded off site systems recovery infrastructure.  Fourth quarter 2008 advertising expense increased by $85,000, or 25.9%, when compared to the same period in 2007, primarily due to an increase in the number of marketing initiatives, which included a grand opening celebration for the new owned location as well as increased sponsorship of local community events.  In 2008, advertising expense increased $446,000, or 28.5%, primarily as a result of intensified target marketing.  Other expense increased $1.8 million in the fourth quarter and $4.8 million in the year 2008.  The increase for both the quarter and year to date periods were primarily due to the resumption of FDIC insurance premiums as available credits expired in 2007.  The amount recognized in the fourth quarter and year 2008 for federal deposit insurance was $473,000 and $1.5 million respectively.  In addition, a $597,000 mortgage servicing rights impairment was recognized in fourth quarter 2008, as well as increased quarterly and annual expenses related to telephone, loan related activity and debit card processing costs.  Correspondent bank fees also increased through much of 2008 as the earnings credits declined with the general decline in market interest rates.

With the lower level of earnings in 2008, the portion that was taxable declined significantly in comparison to 2007.  This was especially apparent in the fourth quarter comparison of the provision for income tax as a percentage of pretax income, or effective tax rate, as this proportion decreased from 28.4% in the fourth quarter of 2007 to .4% in the fourth quarter of 2008.  The provision for income tax as a percentage of pretax income was largely unchanged at 26.9% for the year 2007 as compared to 26.8% in 2008 even though there were adverse changes in the state tax structure in 2008.  Under the revised tax law, Old Second Management, LLC (“OSM”), an investment subsidiary of the bank, no longer qualifies as an excluded company and its receipts now require inclusion in the unitary tax return.  The Illinois tax law revision also changed the deductibility of real estate investment trust (“REIT”) dividends beginning January 1, 2009, which will eliminate the recognition of a substantial portion of the tax benefits related to this ownership structure.  OSM owns 100% of the common stock of a REIT, which holds fixed and variable rate real estate loans that were previously held by our bank subsidiary.  The general decrease in market and loan portfolio interest rates lowered the amount of interest income generated by the REIT in 2008, as did a decrease in the loan balances and an increase in provision expense recognized by that subsidiary.  In addition to providing income tax benefits, which lowered the effective tax rate, the REIT ownership structure also provides the Company with a vehicle for raising future capital as desired.

Total assets increased $333.7 million, to $2.99 billion as of December 31, 2008, from $2.66 billion as of December 31, 2007.  Loans grew $380.0 million during the same period, with Heritage contributing $283.6 million of that increase at the acquisition date.  Securities available for sale decreased $154.0 million during the year 2008 and served to provide funding for loan growth.  The largest changes by loan type included increases in commercial real estate, commercial and industrial and residential real estate loans of $268.4 million, $46.9 million and $67.0 million, respectively.  These comparisons are based upon revised 2007 classification totals whereby construction balances were decreased $27.3 million and commercial real estate was increased by a like amount.

Goodwill and other intangible assets are reviewed for potential impairment on an annual basis, or more often if events or circumstances indicate that there may be impairment, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets and SFAS No. 144,  “Accounting for the Impairment or Disposal of Long-Lived Assets.”  Goodwill is tested for impairment at the reporting unit level and an impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value.  The Company employs general industry practices in evaluating the impairment of its goodwill and other intangible assets.  The Company calculates the value of goodwill using a combination of the following valuation methods: dividend discount analysis under the income approach, which calculates the present value of all excess cash flows plus the present value of a terminal value, the price/earnings multiple under the market approach and the change in control premium to market price approach.  The Company also utilizes an advisory firm that specializes in business valuation services for the financial services industry as part of this process.  Management performed its annual review of goodwill at September 30, 2008 and updated that review at the end of the year as the stock prices in the financial services sector generally remained out of favor.  Based upon these reviews, management determined there was no impairment of goodwill as of December 31, 2008.  No assurance can be given that future impairment tests will not result in a charge to earnings.  Goodwill and core deposit and other intangible assets related to Heritage were $56.9 million and $8.9 million at acquisition.  Although the amount is not expected to change, goodwill can be considered preliminary for up to one year from the acquisition date.

Total deposits increased $273.5 million to $2.39 billion as of December 31, 2008, due in large part to the Heritage acquisition.  The deposit category that grew the most in 2008 was the time deposit category, which increased $148.1 million as customers sought the opportunity to lock in rates in a declining rate environment.  Lower cost demand,  money market, and NOW deposit accounts also increased $46.5 million, $37.6 million and $27.6 million respectively.  The Company also opted to participate in the enhanced FDIC insurance coverage that became available in November 2008 and is set to expire in December 2009.  The average cost of interest bearing deposits decreased from 3.90% in the fourth quarter of 2007 to 2.31%, or 159 basis points, in the fourth quarter of 2008.  In comparing the year 2007 to the same period in 2008, the average cost of interest bearing deposits decreased 120 basis points.

The most significant borrowing in 2008 occurred on January 31, 2008, when the Company entered into a $75.5 million credit facility with LaSalle Bank National Association (now Bank of America).  Part of this new credit facility replaced a $30.0 million revolving line of credit facility previously held between the Company and Marshall & Ilsley Bank.  The new $75.5 million credit facility was comprised of a $30.5 million senior debt facility and $45.0 million of subordinated debt.  The proceeds of the $45.0 million of subordinated debt were used to finance the acquisition of Heritage, including transaction costs.  The Company paid consideration of $43.0 million in cash and 1,563,636 shares of Company stock valued at $27.50 per share, for a total transaction value of $86.0 million, to consummate the acquisition of 100% of the outstanding stock of Heritage.  Other major borrowing category changes from December 31, 2007 included a decrease of $136.2 million, or 82.5%, in overnight federal funds purchased and an $87.0 million increase in short term Federal Home Loan Bank of Chicago (“FHLBC”) advances, which was included in other short-term borrowings.  The latter source of funds is also primarily floating rate, and $165.0 million in advances were included in the December 2008 other-short term borrowing category and was indexed at a 20 basis point spread above the daily effective FHLBC federal funds rate with a January 20, 2009 maturity.  On that date, the $165.0 million advance was renewed with the same pricing and a February 20, 2009 maturity.

Non-GAAP Presentations: In addition to the “core” earnings discussion related to the Heritage acquisition transaction costs found on page 1 of this earnings release, management has traditionally disclosed other certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2007.

Financial Highlights (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	December, 31		December, 31
	2008	2007	2008	2007
Summary Income Statement:
Net interest income	$23,413	$17,761	$89,514	$68,598
Provision for loan losses	9,800	—	18,900	1,188
Noninterest income	8,510	8,145	35,273	31,855
Noninterest expense	20,410	16,939	80,325	66,473
Income taxes	7	2,546	6,849	8,820
Net income	1,706	6,421	18,713	23,972

Key Ratios (annualized):
Return on average assets	0.23%	0.98%	0.64%	0.95%
Return on average equity	3.40%	17.41%	9.54%	16.13%
Core return on average assets (non-GAAP)(1)	0.22%	—	0.66%	—
Core return on average equity (non-GAAP)(1)	3.32%	—	9.83%	—
Net interest margin (non-GAAP tax equivalent)(2)	3.56%	3.02%	3.45%	3.05%
Efficiency ratio (non-GAAP tax equivalent)(2)	62.55%	63.73%	61.97%	64.49%
Tangible capital to assets(3)	4.62%	5.48%	4.62%	5.48%
Total capital to risk weighted assets	10.97%	10.58%	10.97%	10.58%
Tier 1 capital to risk weighted assets	7.92%	9.45%	7.92%	9.45%
Tier 1 capital to average assets	6.73%	7.50%	6.73%	7.50%

Per Share Data:
Basic earnings per share	$0.12	$0.53	$1.38	$1.92
Diluted earnings per share	$0.12	$0.52	$1.37	$1.89
Core diluted earnings per share (non-GAAP)(1)	$0.12	—	$1.41	—
Dividends declared per share	$0.16	$0.15	$0.63	$0.59
Book value per share	$14.54	$12.34	$14.54	$12.34
Tangible book value per share	$9.67	$12.16	$9.67	$12.16
Ending number of shares outstanding	13,755,884	12,149,296	13,755,884	12,149,296
Average number of shares outstanding	13,756,301	12,146,644	13,580,109	12,508,551
Diluted average shares outstanding	13,838,074	12,295,088	13,684,942	12,655,306

End of Period Balances:
Loans	$2,271,114	$1,891,110	$2,271,114	$1,891,110
Deposits	2,387,128	2,113,618	2,387,128	2,113,618
Stockholders’ equity	199,985	149,889	199,985	149,889
Total earning assets	2,720,142	2,480,366	2,720,142	2,480,366
Total assets	2,992,275	2,658,576	2,992,275	2,658,576

Average Balances:
Loans	$2,268,267	$1,883,552	$2,181,675	$1,825,176
Deposits	2,364,861	2,151,213	2,354,925	2,096,241
Stockholders’ equity	199,612	146,347	196,129	148,652
Total earning assets	2,711,905	2,443,571	2,692,648	2,355,624
Total assets	2,951,437	2,600,634	2,920,612	2,515,740

(1) As per the discussion on page 1, core net income is the numerator of each of these measures and is defined by management as net income from operations plus acquisition transaction costs net of a tax rate adjustment of 35%.  The acquisition transactions costs were $(40,000) and $573,000 for the December 31, 2008 quarter and year to date respectively.

(2) Tabular disclosures of the tax equivalent calculation including the net interest margin, efficiency ratio and the core efficiency ratio as adjusted for the net of  tax acquisition costs of $(40,000) and $573,000 for the December 31, 2008 quarter and year to date respectively are presented on page 15.

(3) Tangible capital excludes goodwill, core deposit and other intangible assets, unrealized gain (loss) on securities and 10.0% of mortgage servicing rights.

Financial Highlights, continued  (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	December 31,		December 31,
	2008	2007	2008	2007

Asset Quality

Charge-offs	$4,304	$548	$9,383	$1,069
Recoveries	185	79	465	523
Net charge-offs (recoveries)	$4,119	$469	$8,918	$546
Provision for loan losses	9,800	—	18,900	1,188
Allowance for loan losses to loans	1.31%	0.89%	1.31%	0.89%

	Year to Date
	December 31,
	2008	2007

Nonaccrual loans	$89,742	$5,346
Restructured loans	—	—
Loans past due 90 days	2,119	625
Nonperforming loans	91,861	5,971
Other real estate	15,212	—
Nonperforming assets	$107,073	$5,971

Major Classifications of Loans

Commercial and industrial	$244,019	$197,124
Real estate - commercial	929,576	661,217
Real estate - construction	373,704	371,779
Real estate - residential	701,221	634,266
Installment	19,877	20,428
Lease financing receivables	4,396	7,922
	2,272,793	1,892,736
Unearned origination fees, net	(1,679)	(1,626)
	$2,271,114	$1,891,110

Major Classifications of Deposits

Noninterest bearing	$318,092	$271,549
Savings	109,991	96,425
NOW accounts	274,888	247,262
Money market accounts	543,325	505,678
Certificates of deposits of less than $100,000	724,439	599,034
Certificates of deposits of $100,000 or more	416,393	393,670
	$2,387,128	$2,113,618

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	December 31,	December 31,
	2008	2007
Assets
Cash and due from banks	$66,099	$60,804
Interest bearing deposits with financial institutions	809	403
Federal funds sold	5,497	2,370
Short-term securities available for sale	809	1,162
Cash and cash equivalents	73,214	64,739
Securities available for sale	405,577	559,697
Federal Home Loan Bank and Federal Reserve Bank stock	13,044	8,947
Loans held for sale	23,292	16,677
Loans	2,271,114	1,891,110
Less: allowance for loan losses	29,856	16,835
Net loans	2,241,258	1,874,275
Premises and equipment, net	62,522	49,698
Other real estate owned	15,212	—
Mortgage servicing rights, net	1,374	2,482
Goodwill, net	59,040	2,130
Core deposit and other intangible asset, net	7,821	—
Bank owned life insurance (BOLI)	48,753	47,936
Accrued interest and other assets	41,168	31,995
Total assets	$2,992,275	$2,658,576

Liabilities
Deposits:
Noninterest bearing demand	$318,092	$271,549
Interest bearing:
Savings, NOW, and money market	928,204	849,365
Time	1,140,832	992,704
Total deposits	2,387,128	2,113,618
Securities sold under repurchase agreements	46,345	53,222
Federal funds purchased	28,900	165,100
Other short-term borrowings	169,383	82,873
Junior subordinated debentures	58,378	57,399
Subordinated debt	45,000	—
Notes payable and other borrowings	23,184	18,610
Accrued interest and other liabilities	33,972	17,865
Total liabilities	2,792,290	2,508,687

Stockholders’ Equity
Common stock	18,304	16,695
Additional paid-in capital	58,683	16,114
Retained earnings	219,920	209,867
Accumulated other comprehensive (loss) income	(2,123)	1,971
Treasury stock	(94,799)	(94,758)
Total stockholders’ equity	199,985	149,889
Total liabilities and stockholders’ equity	$2,992,275	$2,658,576

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	December 31,		December 31,
	2008	2007	2008	2007
Interest and Dividend Income
Loans, including fees	$32,812	$33,662	$135,335	$131,626
Loans held for sale	140	158	637	666
Securities:
Taxable	3,245	4,789	15,745	17,095
Tax-exempt	1,456	1,504	5,937	5,747
Dividends from FRB and FHLB stock	32	17	83	239
Federal funds sold	22	42	146	317
Interest bearing deposits	3	23	44	51
Total interest and dividend income	37,710	40,195	157,927	155,741
Interest Expense
Savings, NOW, and money market deposits	2,636	6,356	14,513	24,491
Time deposits	9,304	12,204	42,046	48,525
Securities sold under repurchase agreements	117	561	837	2,391
Federal funds purchased	13	982	1,372	3,115
Other short-term borrowings	344	999	2,593	3,967
Junior subordinated debentures	1,072	1,052	4,281	3,629
Subordinated debt	544	—	1,831	—
Notes payable and other borrowings	267	280	940	1,025
Total interest expense	14,297	22,434	68,413	87,143
Net interest and dividend income	23,413	17,761	89,514	68,598
Provision for loan losses	9,800	—	18,900	1,188
Net interest and dividend income after provision for loan losses	13,613	17,761	70,614	67,410
Noninterest Income
Trust income	1,737	2,394	8,061	8,666
Service charges on deposits	2,407	2,154	9,318	8,560
Secondary mortgage fees	218	140	890	592
Mortgage servicing income	133	151	565	623
Net gain on sales of mortgage loans	1,205	1,063	5,856	4,391
Securities gains, net	519	181	1,882	674
Increase in cash surrender value of bank owned life insurance	(69)	421	616	2,020
Debit card interchange income	574	505	2,366	2,011
Other income	1,786	1,136	5,719	4,318
Total noninterest income	8,510	8,145	35,273	31,855
Noninterest Expense
Salaries and employee benefits	10,700	9,519	44,525	38,108
Occupancy expense, net	1,528	1,457	6,003	5,380
Furniture and equipment expense	1,766	1,692	6,850	6,415
Amortization of core deposit and other intangible asset	299	—	1,096	—
Advertising expense	413	328	2,013	1,567
Other expense	5,704	3,943	19,838	15,003
Total noninterest expense	20,410	16,939	80,325	66,473
Income before income taxes	1,713	8,967	25,562	32,792
Provision for income taxes	7	2,546	6,849	8,820
Net income	$1,706	$6,421	$18,713	$23,972

Basic earnings per share	$0.12	$0.53	$1.38	$1.92
Diluted earnings per share	0.12	0.52	1.37	1.89
Dividends declared per share	0.16	0.15	0.63	0.59

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended December 31, 2008 and 2007

(Dollar amounts in thousands- unaudited)

	2008			2007
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$936	$3	1.25%	$2,391	$23	3.76%
Federal funds sold	16,596	22	0.52	3,326	42	4.94
Securities:
Taxable	258,877	3,245	5.01	385,248	4,789	4.97
Non-taxable (tax equivalent)	145,193	2,240	6.17	150,205	2,314	6.16
Total securities	404,070	5,485	5.43	535,453	7,103	5.31
Dividends from FRB and FHLB stock	12,508	32	1.02	8,947	17	0.76
Loans and loans held for sale	2,277,795	33,011	5.67	1,893,454	33,864	7.00
Total interest earning assets	2,711,905	38,553	5.58	2,443,571	41,049	6.60
Cash and due from banks	49,484	—	—	47,187	—	—
Allowance for loan losses	(26,343)	—	—	(17,150)	—	—
Other noninterest-bearing assets	216,391	—	—	127,026	—	—
Total assets	$2,951,437			$2,600,634

Liabilities and Stockholders’ Equity
NOW accounts	$287,751	$482	0.67%	$264,125	$1,223	1.84%
Money market accounts	556,020	2,021	1.45	533,915	4,921	3.66
Savings accounts	107,847	133	0.49	96,205	212	0.87
Time deposits	1,105,213	9,304	3.35	994,951	12,204	4.87
Total interest bearing deposits	2,056,831	11,940	2.31	1,889,196	18,560	3.90
Securities sold under repurchase agreements	43,879	117	1.06	49,314	561	4.51
Federal funds purchased	4,754	13	1.07	79,621	982	4.83
Other short-term borrowings	191,507	344	0.70	81,816	999	4.78
Junior subordinated debentures	58,378	1,072	7.35	57,399	1,052	7.33
Subordinated debt	45,000	544	4.73	—	—	—
Notes payable and other borrowings	24,516	267	4.26	18,482	280	5.93
Total interest bearing liabilities	2,424,865	14,297	2.34	2,175,828	22,434	4.09
Noninterest bearing deposits	308,030	—	—	262,017	—	—
Accrued interest and other liabilities	18,930	—	—	16,442	—	—
Stockholders’ equity	199,612	—	—	146,347	—	—
Total liabilities and stockholders’ equity	$2,951,437			$2,600,634
Net interest income (tax equivalent)		$24,256			$18,615
Net interest income (tax equivalent) to total earning assets			3.56%			3.02%
Interest bearing liabilities to earnings assets	89.42%			89.04%

Notes:  Nonaccrual loans are included in the above stated average balances.

Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Twelve Months ended December 31, 2008 and 2007

(Dollar amounts in thousands- unaudited)

	2008			2007
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$1,310	$44	3.30%	$1,438	$51	3.50%
Federal funds sold	10,032	146	1.43	6,248	317	5.00
Securities:
Taxable	326,542	15,745	4.82	356,040	17,317	4.86
Non-taxable (tax equivalent)	151,408	9,134	6.03	147,875	8,842	5.98
Total securities	477,950	24,879	5.21	503,915	26,159	5.19
Dividends from FRB and FHLB stock	10,816	83	0.77	8,902	17	0.19
Loans and loans held for sale	2,192,540	136,187	6.11	1,835,121	132,486	7.12
Total interest earning assets	2,692,648	161,339	5.91	2,355,624	159,030	6.67
Cash and due from banks	49,916	—	—	49,775	—	—
Allowance for loan losses	(22,027)	—	—	(16,648)	—	—
Other noninterest-bearing assets	200,075	—	—	126,989	—	—
Total assets	$2,920,612			$2,515,740

Liabilities and Stockholders’ Equity
NOW accounts	$291,274	$2,699	0.93%	$250,984	$4,345	1.73%
Money market accounts	554,358	11,194	2.02	499,647	19,264	3.86
Savings accounts	110,426	620	0.56	102,659	882	0.86
Time deposits	1,085,924	42,046	3.87	985,861	48,525	4.92
Total interest bearing deposits	2,041,982	56,559	2.77	1,839,151	73,016	3.97
Securities sold under repurchase agreements	45,183	837	1.85	53,323	2,391	4.48
Federal funds purchased	45,420	1,372	2.97	58,777	3,115	5.23
Other short-term borrowings	137,800	2,593	1.85	76,600	3,967	5.11
Junior subordinated debentures	58,295	4,281	7.34	48,996	3,629	7.41
Subordinated debt	40,451	1,831	4.45	—	—	—
Notes payable and other borrowings	23,988	940	3.85	16,338	1,025	6.19
Total interest bearing liabilities	2,393,119	68,413	2.85	2,093,185	87,143	4.16
Noninterest bearing deposits	312,943	—	—	257,090	—	—
Accrued interest and other liabilities	18,421	—	—	16,813	—	—
Stockholders’ equity	196,129	—	—	148,652	—	—
Total liabilities and stockholders’ equity	$2,920,612			$2,515,740
Net interest income (tax equivalent)		$92,926			$71,887
Net interest income (tax equivalent) to total earning assets			3.45%			3.05%
Interest bearing liabilities to earnings assets	88.88%			88.86%

Notes:  Nonaccrual loans are included in the above stated average balances.

Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	December 31,		December 31,
	2008	2007	2008	2007
Net Interest Margin
Interest income (GAAP)	$37,710	$40,195	$157,927	$155,741
Taxable-equivalent adjustment:
Loans	59	44	215	194
Investments	784	810	3,197	3,095
Interest income - FTE	38,553	41,049	161,339	159,030
Interest expense (GAAP)	14,297	22,434	68,413	87,143
Net interest income - FTE	$24,256	$18,615	$92,926	$71,887
Net interest income - (GAAP)	$23,413	$17,761	$89,514	$68,598
Average interest earning assets	$2,711,905	$2,443,571	$2,692,648	$2,355,624
Net interest margin (GAAP)	3.43%	2.88%	3.32%	2.91%
Net interest margin - FTE	3.56%	3.02%	3.45%	3.05%

Efficiency Ratio
Noninterest expense	$20,410	$16,939	$80,325	$66,473
Less amortization of core deposit and other intangible asset	299	—	1,096	—
Less loss on sale of OREO	—	—	13	—
Less one time settlement to close office	—	—	55	—
Less merger costs (adjusted in Q4)	(61)	—	881	—
Adjusted Noninterest expense	20,172	16,939	78,280	66,473

Net interest income (GAAP)	23,413	17,761	89,514	68,598
Taxable-equivalent adjustment:
Loans	59	44	215	194
Investments	784	810	3,197	3,095
Net interest income - FTE	24,256	18,615	92,926	71,887
Noninterest income	8,510	8,145	35,273	31,855
Less securities gains, net	519	181	1,882	674
Noninterest income net of securities gains, net plus net interest income - FTE	32,247	26,579	126,317	103,068
Efficiency ratio	62.55%	63.73%	61.97%	64.49%